UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 11, 2016

LEXARIA BIOSCIENCE CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52138	20-2000871
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

#950 – 1130 West Pender Street, Vancouver, BC Canada	V6E 4A4
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (604) 602-1675

LEXARIA CORP.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 3.02	Unregistered Sales of Equity Securities

On August 11, 2016, Lexaria announced that it has closed the private placement equity financing announced on July 5, 2016.

The financing was for 1,558,525 equity units priced at US$0.06; each equity unit consisting of one common share of the Company and one non-transferable share purchase warrant, each warrant entitling the holder to purchase one additional common share of the Company for a period of two years from the date of issuance, at a purchase price of US$0.14; in order to raise gross proceeds of US$93,511.50 (the "Private Placement"). After the issuance of these shares, the Company will have 48,021,811 shares issued and outstanding.

All funds raised of US$93,511.50 will be used to continue deployment and marketing of hemp based food products, for investor relations, and for G&A and general working capital.

The securities issued will be subject to a hold period in Canada of four months and one day, or for any resales into the USA under Rule 144, six months and one day. The Private Placement is subject to normal regulatory approvals. An insider of the Company subscribed for US$27,000.

Lexaria also announces it has enhanced the existing services of Frontier Merchant Capital Group (“Frontier”) with a head office in Toronto, Canada for a cost of US$35,931.50 for new services provided over the one-year contract. Frontier will continue to assist the Company by increasing market awareness utilizing a number of financial market communication initiatives. The core of these will be facilitating in-person introduction for the Company with institutional and retail brokers and investors in cities across Canada, the US, and potentially Europe.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 7.01	Regulation FD Disclosure

A copy of the news release announcing the closing of our financing and the enhancement of the existing services of Frontier Merchant Capital is filed as exhibit 99.1 to this current report and is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits

10.1	Form of subscription agreement for the financing

99.1	Press Release dated August 11, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEXARIA BIOSCIENCE CORP.

/s/ Chris Bunka
Chris Bunka
CEO, Principal Executive Officer

Date:	August 16, 2016